Exhibit 4.6

EXECUTION VERSION

FIRST AMENDMENT TO LOCK-UP AGREEMENT

This First Amendment To Lock-Up Agreement, dated as of February 20, 2024 (this “Amendment”), amends that certain Lock-Up Agreement made and entered into as of October 24, 2022 (the “Lock-Up Agreement”), by and among (i) VO Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (ii) European Lithium Limited, an Australian Public Company limited by shares (“EUR”) and (iii) Critical Metals Corp., BVI business company incorporated in the British Virgin Islands (“PubCo”). Capitalized terms used but not otherwise defined herein shall have their respective meanings assigned to such terms in the Lock-Up Agreement.

WHEREAS, Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), EUR, European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), PubCo and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 24, 2022 (as amended on January 4, 2023, July 7, 2023, November 17, 2023 and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to and in accordance with the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated by the Merger Agreement, among other matters, (i) Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving corporation and a wholly-owned subsidiary of PubCo, and as a result of which, all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “SPAC Shares”), of the SPAC will be replaced with PubCo Shares and all of the issued and outstanding warrants to purchase SPAC Shares will be replaced with substantially similar warrants of PubCo, in each case, on a one-for-one basis, (ii) EUR will transfer to PubCo all of the issued and outstanding equity interests of the Company in exchange for newly issued shares of PubCo and (iii) the SPAC and the Company will become wholly-owned subsidiaries of PubCo (the transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, pursuant to the Merger Agreement, the parties entered into the Lock-Up Agreement, pursuant to which Lock-up Shares (as defined in the Lock-Up Agreement) are subject to limitations on disposition as set forth therein;

WHEREAS, PubCo, SPAC, the Sponsor and the subscribers named therein (the “Subscribers”), have entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which such Subscribers, upon the terms and subject to the conditions set forth therein, have agreed to purchase PubCo Shares in a private placement (the “PIPE Investment”) to be consummated contingent upon, and immediately prior, to the Effective Time;

WHEREAS, in connection with the Transactions and the PIPE Investment, Sponsor, EUR and PubCo desire to amend the Lock-Up Agreement on the terms and conditions set forth below; and

WHEREAS, pursuant to Section 4.01(h) of the Lock-Up Agreement, the Lock-Up Agreement can be amended with the written consent of the Sponsor, EUR and PubCo.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendment to Lock-Up Agreement.

a)	Section 1.01 of the Lock-Up Agreement is hereby amended by deleting the capitalized terms of “Immediate Family” and “Lock-up Period” and replacing them with the following:

““Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), siblings (whether by blood, marriage or adoption) and his or her spouse, descendants and ascendants (whether by blood, marriage or adoption) and his or her spouses and siblings.”

““Lock-up Period” means the period beginning on the Closing Date and ending on the date that is the earlier of (i) twelve (12) months after the Closing Date and (ii) the date after the Closing Date on which PubCo consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of PubCo’s shareholders having the right to exchange their equity holdings in PubCo for cash, securities or other property.”

b)	Section 1.01 of the Lock-Up Agreement is hereby amended by deleting the following capitalized term: “Investors Agreement”

c)	Section 2.01(b) of the Lock-Up Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Notwithstanding the Lock-up restrictions set forth in Section 2.01(a), each Holder may Transfer any Lock-up Shares it holds during the Lock-up Period: (i) to any direct or indirect partners, members or equity holders of such Holder, any Affiliates of such Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person; (iv) in the case of a trust, to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (v) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) with the prior written consent of PubCo; (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer, takeover offer, scheme of arrangement or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property subsequent to the Closing Date; or (ix) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)–(vii), if the transferee is not a Holder, such transferee will agree to be bound by the terms of this Agreement in writing, in form and substance reasonably satisfactory to PubCo.”

d)	Section 2.01(e) of the Lock-Up Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(e) During the Lock-Up Period each certificate evidencing any Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF OCTOBER 24, 2022, BY AND AMONG CRITICAL METALS CORP., VO SPONSOR, LLC AND EUROPEAN LITHIUM LIMITED, AS AMENDED BY THE FIRST AMENDMENT TO LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 20, 2024 AND AS MAY BE FURTHER AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.””

e)	Section 2.01of the Lock-Up Agreement is hereby amended by adding the following as Section 2.01(f):

“(f) Early Release. This Agreement is one of a series of substantially identical lock-up agreements that PubCo is entering into or has entered into with other holders in connection with the closing of the Merger. From and after the Effective Time, if any securities (“Other Restricted Securities”) held by any other Person (an “Other Locked-up Person”) that is party to an agreement with PubCo similar to this Agreement (any such other agreement similar hereto, the “Other Lock-up Agreements”), by and among PubCo and the other parties named therein (or other securities of PubCo issuable upon conversion thereof), are released from any such restrictions, the Lock-up Shares shall, unless the Sponsor and EUR consents otherwise in writing, also be released in a proportionate manner, and at the same time or times, as Other Restricted Securities subject to such release, except in the case of where such securities are released either (i) to make a transfer that is required by applicable Law or (ii) to permit the holder of such securities to avoid an impending insolvency, bankruptcy or assignment for the benefit of its creditors (either of clauses (i) or (ii), an “Excluded Early Release”); and provided, further, that in the event that any Other Lock-up Agreement is amended or otherwise modified in a manner favorable to any Other Locked-Up Person (other than for an Excluded Early Release through amendment or modification) and such amendment for the Sponsor or EUR, if applied to this Agreement, would also be favorable to the Sponsor or EUR, the Sponsor and EUR shall be afforded the benefits of, and this Agreement shall be deemed amended or modified to give effect to, such amendment or modification. In the event of an early release of all or any Other Restricted Securities or any Other Locked-up Person from any or all of the restrictions imposed pursuant to an Other Lock-up Agreement (other than an Excluded Early Release) or any Other Lock-up Agreement is amended or otherwise modified in a manner favorable to any Other Locked-Up Person (other than for an Excluded Early Release through amendment or modification), PubCo shall notify the Sponsor and EUR (or their respective successors and assigns) within two (2) Business Days of the occurrence of such release, amendment or modification. PubCo hereby represents and warrants that no Other Lockup Agreement imposes any shorter lock-up period or any other lesser restrictions on transfer of PubCo Shares than those imposed on Sponsor and EUR pursuant to this Agreement.”

f)	Section 2.01of the Lock-Up Agreement is hereby amended by adding the following as Section 2.01(g):

“(g) Following the Effective Time, without the prior written consent of the Sponsor, neither PubCo, nor any direct or indirect Subsidiary thereof, shall issue any PubCo Shares (other than pursuant to binding agreements or instruments existing as of the Effective Time), including to EUR or any officers or directors of PubCo or its subsidiaries, that are not also subject to transfer restrictions which are no less restrictive than the transfer restrictions imposed on the Sponsor’s Lock-Up Shares during the Lock-Up Period pursuant to this Agreement.”

g)	Section 4.01(b)(i) of the Lock-Up Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(i) If to the Sponsor:

VO Sponsor, LLC

4201 Georgia Ave NW

Washington DC 20011

Attn: c/o Sizzle Acquisition Corp.

4201 Georgia Ave NW, Washington DC 20011

E-mail: ssalis@salisholdings.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 6th Avenue

New York, New York 10105

Attention: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com; mgray@egsllp.com

h)	The third sentence of Section 4.01(i) of the Lock-Up Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.”

i)	Section 4.01(m) of the Lock-Up Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Sponsor, PubCo and EUR, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties or among any other holders of PubCo securities that are entering into or subject to a lock-up agreement with PubCo.”

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Lock-Up Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Lock-Up Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Lock-Up or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Lock-Up Agreement, as amended by this Amendment (or as the Lock-Up Agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Lock-Up Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed by its duly authorized representative as of the date first set forth above.

SPONSOR:

VO SPONSOR, LLC

By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Managing Member

EUR:

EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman

By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

[Signature Page to First Amendment to Lock-Up Agreement]

PUBCO:

Critical Metals Corp.
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman

[Signature Page to First Amendment to Lock-Up Agreement]